EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Duff Anderson Solebury Communications Group 678-421-3800 IR@primedia.com

PRIMEDIA REPORTS THIRD QUARTER 2010 RESULTS
– Announces 12th Consecutive Quarterly Dividend –

ATLANTA (Oct. 28, 2010) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of online, print and mobile platforms that provide consumers with the information and tools they need to find a place to live, today reported results for the quarter ended September 30, 2010.

“During the third quarter, we continued to execute on our strategic plan to position PRIMEDIA as the premier online resource for both consumers and advertisers in the rental space,” said Charles Stubbs, president and CEO of PRIMEDIA. “We enhanced our product offerings, expanded our reach, gained market share and delivered increased value to our advertisers. Our Apartments/Rentals Network of Sites continued to be ranked ‘#1 in renter traffic’ among its competitors, averaging over 4 million monthly unique visitors during the quarter*. In our largest business, we increased the number of apartment communities served by 4.8%.

“Despite adverse economic conditions and a highly competitive landscape, we reduced operating expenses by over 10% and again increased Adjusted EBITDA on a year-over-year basis. We have a solid financial foundation, and we will continue to streamline our cost structure, while investing in growth opportunities to enhance our position as the technology and value leader in our space,” added Mr. Stubbs.

Third Quarter Highlights

•	Total revenue of $58.4 million, a $4.6 million decrease compared to third quarter 2009.
•	Apartments revenue of $48.8 million, a $2.9 million decrease compared to third quarter 2009.
•	Adjusted EBITDA of $17.1 million, a $0.1 million increase compared to third quarter 2009.
•	Adjusted EBITDA margin of 29.3%, up from 27.0% in third quarter 2009.
•	Income from continuing operations of $6.6 million, or $0.15 per common share.
•	Net income of $6.9 million, or $0.16 per common share.
•	Retired $6.9 million in long-term debt, resulting in a net gain of $0.7 million.

Adjusted EBITDA is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

Third Quarter Revenue and Operations

Apartments – Apartment Guide, ApartmentGuide.com, Rentals.com and RentalHouses.com
Revenue for the Apartments division, representing approximately 93% of third quarter 2010 advertising revenue, declined to $48.8 million from $51.7 million in third quarter 2009.

Apartment Guide, including ApartmentGuide.com, increased client count and grew the number of apartment communities served by 4.8%, though revenue declined 5.8% compared to third quarter 2009, primarily due to a decrease in revenue per community served. Revenue was impacted as a result of pricing pressure caused by negative economic conditions, including high unemployment rates, and adverse market conditions, including relatively higher occupancy levels and lower effective rent levels. Competitive conditions also pressured pricing, as the Company’s competitors continued to reduce advertising rates to retain clients.

Revenue from Rentals.com, including RentalHouses.com, decreased by 1.6% compared to third quarter 2009, primarily due to a decrease in revenue per listing, partially offset by an increase in the number of listings generated from property managers.

New Homes – NewHomeGuide.com, AmericanHomeGuides.com
Revenue from New Homes, representing approximately 7% of third quarter 2010 advertising revenue, declined by 15.3% to $3.5 million from $4.1 million in third quarter 2009. The Company anticipates continued pressure on this business for the foreseeable future and remains focused on reducing costs, while still maintaining close relationships with its advertising clients to best position this business for opportunities when macroeconomic conditions improve.

DistribuTech
DistribuTech, the Company’s distribution function, generated revenue of $6.1 million, compared to $7.2 million in third quarter 2009, a 15.1% decline. This decline was primarily due to the planned reduction of retail locations serviced. The Company’s overall distribution strategy is to reduce print distribution costs, including the elimination of less effective locations, while focusing efforts on retaining and servicing locations that produce the best results for PRIMEDIA advertisers.

Business Trends and Outlook

As measured by leads, over 75% of the value the Company now delivers to its advertiser clients on a national basis has shifted to its digital products and services, and the Company expects its clients to increasingly favor more digital offerings in their advertising budgets. In addition, the Company is aggressively pursuing enhancements to its product portfolio to provide more flexibility to its clients, based on specific markets and market segments, to purchase more customized mixes of products, features and services on a stand-alone and package basis. These enhancements are intended to maximize clients’ advertising ROI and ultimately provide an opportunity for the Company to grow revenue as it continues to grow client count.

The Company believes that the current negative economic and other conditions described above will continue to pressure pricing, at least in the shorter term, and expects continuing declines in revenue per community served for the remainder of 2010, as the Company continues to grow client count. For Apartments, the Company currently expects to see a 5.5% to 6.5% year-over-year decline for full year 2010. The Company also expects year-over-year declines for full year 2010 revenue of approximately $5.0 million for New Homes and approximately $8.0 million for DistribuTech.

Other Third Quarter Financial Highlights

Operating Expenses
Operating Expenses declined by 10.2% to $41.3 million, driven primarily by reductions in Distribution and Circulation and Cost of Sales. These reductions are the result of ongoing cost-cutting initiatives, which include print directory reformatting, distribution optimization and position eliminations, partially offset by an incremental increase in spending for Internet product development and search engine marketing.

Adjusted EBITDA
Total Adjusted EBITDA increased by 0.7% to $17.1 million from $17.0 million. This result reflects lower operating expenses of $4.7 million, offset by a decrease in revenue of $4.6 million. Adjusted EBITDA as a percentage of total net revenue increased to 29.3% from 27.0% in third quarter 2009.

Income and Earnings per Share from Continuing Operations
Income from continuing operations increased to $6.6 million from $5.7 million in third quarter 2009. Diluted earnings per share from continuing operations increased $0.02 to $0.15 from $0.13 in third quarter 2009. These increases were primarily due to increased Adjusted EBITDA, lower interest expense and an increase in other income, partially offset by an increase in provision for income taxes.

Net Income and Earnings per Share
Net income increased to $6.9 million compared to $3.7 million in third quarter 2009. This improvement was mainly due to increased discontinued operations and to a lesser extent, increased income from continuing operations. Earnings per diluted share was $0.16.

Free Cash Flow and Capital Expenditures
Free cash flow was $1.5 million, compared to $9.6 million for third quarter 2009. This change was primarily due to a decrease in net cash provided by operating activities, which included a settlement of legacy litigation and certain real estate adjustments totaling $7.2 million. The Company invested $3.2 million in capital expenditures, compared to $3.1 million in third quarter 2009. Free cash flow is a non-GAAP financial measure that is described and reconciled to the corresponding GAAP measure in the accompanying Financial Tables.

Balance Sheet
As of September 30, 2010, the Company’s cash and cash equivalent balance was $4.7 million, compared to $8.0 million as of September 30, 2009. The Company had debt, net of cash, of $212.6 million at September 30, 2010, compared to net debt of $224.4 million at September 30, 2009.

Dividend
The Board of Directors of the Company has authorized a regular quarterly cash dividend of $0.07 per share of common stock, payable on or about November 17, 2010, to stockholders of record on November 8, 2010.

Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing 1-877-941-2069 or for international callers, 1-480-629-9713. The passcode is 4371651. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at 1-877-870-5176 in the U.S. or 1-858-384-5517 if you are outside the U.S. The replay ID is 4371651. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, November 4, 2010.

* Monthly rankings based on comScore Real Estate category of sites as custom-defined by PRIMEDIA to compare: PRIMEDIA Apartments/Rentals Network, Rent.com, ForRent.com Sites, NCI Rental Sites (ApartmentFinder.com), Apartments.com Sites, MyNewPlace.com and Move.com Rentals Network.

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About PRIMEDIA Inc.
PRIMEDIA helps millions of consumers nationwide find apartments, houses for rent, or new homes for sale through its innovative Internet, print and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, NewHomeGuide.com and Rentals.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property management companies, landlords, new home builders and real estate professionals. For more information visit www.primedia.com.

Forward-looking Statements
This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s products and services; and expenses or adverse results from litigation. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of October 28, 2010. The Company undertakes no duty to update or otherwise revise the information contained in this release.

PRIMEDIA, Apartment Guide, ApartmentGuide.com, Rentals.com, RentalHouses.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc. Other company names and products may be trademarks of their respective owners.
© PRIMEDIA Inc. 2010. All rights reserved.

Financial Tables follow

PRIMEDIA Inc.
Financial Tables (Unaudited)
($ in thousands, except per share amounts)(A)

Operational Data (Including Reconciliation of Adjusted EBITDA to Net Income)
	Three Months Ended				Nine Months Ended
		September 30,				September 30,
	2010		2009		2010		2009

Revenue, Net:
Apartments	$48,816		$51,674		$146,790		$155,609
New Homes	3,471		4,100		10,635		14,764
Total Advertising Revenue	52,287		55,774		157,425		170,373
Distribution	6,150		7,240		18,959		26,305
Total Revenue, Net	$58,437		$63,014		$176,384		$196,678

Cost of Goods Sold	$3,261		$5,637		$12,021		$18,107
Marketing and Selling	19,556		18,775		57,590		59,159
Distribution and Circulation	9,612		12,952		30,970		47,974
General and Administrative Expenses	8,888		8,645		26,289		29,338
Total Operating Expenses	$41,317		$46,009		$126,870		$154,578

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization
and Other Credits (Charges) (B) (Adjusted EBITDA) (C)	$17,120		$17,005		$49,514		$42,100

Depreciation and Amortization of Property and Equipment	(3,249)		(3,130)		(9,550)		(9,998)
Amortization of Intangible Assets	(898)		(617)		(3,238)		(1,853)
Non-Cash Compensation	(684)		(312)		(2,065)		(1,231)
Provision for Restructuring Costs	(331)		156		(5,477)		(25,643)
Interest Expense	(2,737)	(D)	(3,897)	(D)	(8,554)	(D)	(12,353)	(D)
Amortization of Deferred Financing Costs	(215)		(233)		(669)		(682)
Other Income (Loss), Net	1,012	(E)	(1,173)	(E)	2,545	(E)	5,289	(E)
Income (Loss) Before (Provision) Benefit for Income Taxes	10,018		7,799		22,506		(4,371)

(Provision) Benefit for Income Taxes	(3,455)		(2,103)		(8,907)		1,438

Income (Loss) from Continuing Operations	6,563		5,696		13,599		(2,933)

Discontinued Operations	338	(F)	(1,957)	(F)	(1,592)	(F)	(4,730)	(F)
Net Income (Loss)	$6,901		$3,739		$12,007		$(7,663)
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.15		$0.13		$0.31		$(0.07)
Discontinued Operations	0.01		(0.05)		(0.04)		(0.10)
Net Income (Loss)	$0.16		$0.08		$0.27		$(0.17)

Basic Common Shares Outstanding (weighted-average)	44,210,659		44,146,959		44,189,662		44,117,064

Diluted Common Shares Outstanding (weighted-average)	44,388,489		44,167,675		44,338,038		44,117,064

Capital Expenditures, net	$3,169		$3,128		$9,704		$7,667

Balance Sheet Data

	At September 30,		At December 31,		At September 30,
	2010		2009		2009

Cash and cash equivalents	$4,729		$9,472		$7,955
Total debt, including current maturities	$217,335		$225,271		$232,326
Common shares outstanding	44,210,659		44,146,959		44,146,959

Reconciliation of Free Cash Flow to Cash Provided By Operating Activities

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net cash provided by operating activities	$4,755	$12,874	$20,590	$17,893

Additions to property and equipment	(3,169)	(3,128)	(9,704)	(7,667)
Capital lease payments	(95)	(132)	(333)	(477)

Free Cash Flow (G)	$1,491	$9,614	$10,553	$9,749

Supplemental information:

Cash paid for interest (including interest on capital leases and restructured contracts)	$2,735	$3,836	$8,721	$12,691

Cash paid (refunded) for taxes, net	$317	$(1,495)	$(9,833)	$(19,558)

(A) Slight variations due to rounding.

(B) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(C)  Use of the Term Adjusted EBITDA - Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation,, provision for restructuring costs and other.  The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

(D) During 2009, the Company repurchased and retired $20.3 million in principal of its Term Loan B Facility for $14.9 million.  During 2010, the Company repurchased and retired $14.4 million in principal of its Term Loan B Facility for $12.8 million. The Company also experienced favorable interest rates during the first nine months of 2010 compared to 2009.

(E) The Company retired $6.9 million in long-term debt, resulting in a net gain of $0.7 million during the three months ended September 30, 2010. During the nine months ended September 30, 2010, the Company retired $14.4 million in long-term debt, resulting in a net gain of $1.4 million. The Company retired $14.0 million in long-term debt, resulting in a net gain of $3.6 million during the nine months ended September 30, 2009.  During the three and nine months ended September 30, 2009, the Company recorded an other-than-temporary impairment charge related to a cost-method investment of approximately $1.5 million. In addition, during the nine months ended September 30, 2009, the Company sold certain other cost-method investments for cash and recorded a corresponding gain of $2.3 million.

(F) For the three and nine months ended September 30, 2010, the Company recognized an estimated tax provision of $(0.1) million and $(0.5) million, respectively, in discontinued operations. For the three and nine months ended September 30, 2009, the Company recognized an estimated tax benefit of $0.3 million and $0.6 million, respectively, in discontinued operations.

(G)  Use of the Term Free Cash Flow - Free cash flow is defined as net cash provided by (used in) operating activities, adjusted for additions to property and equipment, and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources.  The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies.